Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Registration Statement No. 333-54532 of Pinnacor Inc. (formerly ScreamingMedia, Inc.) on Form S-8 of our report dated May 30, 2002, except as to the subsequent event described in Note 13 which is as of June 21, 2002, relating to the consolidated financial statements of Inlumen, Inc. appearing in this Form 8-K/A of Pinnacor Inc.

PricewaterhouseCoopers LLP

New York, NY

February 3, 2003